UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2016 (October 7, 2016)

LINNCO, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35695	45-5166623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On May 11, 2016 (the “Petition Date”), Linn Energy, LLC (“LINN Energy”), LinnCo, LLC, an affiliate of LINN Energy (the “Company”), certain of the LINN Energy’s direct and indirect subsidiaries (collectively with LINN Energy, the “LINN Debtors”), and Berry Petroleum Company, LLC (“Berry” and, collectively with the LINN Debtors and LinnCo, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). The Debtors’ Chapter 11 cases are being administered jointly under the caption In re Linn Energy, LLC, et al., Case No. 16-60040 (the “Chapter 11 Cases”).

On October 7, 2016, the LINN Debtors entered into a restructuring support agreement (the “Restructuring Support Agreement”) with (i) certain holders of LINN Energy’s 12% Senior Secured Second Lien Notes due December 2020 (such notes, the “Second Lien Notes,” and such holders, the “Consenting Second Lien Noteholders”); and (ii) certain holders of LINN Energy’s unsecured notes (such notes, the “Unsecured Notes,” such holders of the Unsecured Notes, the “Consenting Unsecured Noteholders,” and together such Consenting Unsecured Noteholders with the Consenting Second Lien Noteholders, the “Consenting Noteholders”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the LINN Debtors and the Consenting Noteholders to support a comprehensive restructuring of the LINN Debtors’ long-term debt (the “Restructuring”). The Restructuring will be effectuated through a joint plan of reorganization (the “Plan”) to be filed in the Company’s pending Chapter 11 Cases with the Court.

At this time, the lenders (the “LINN Lenders”) under LINN Energy’s Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “LINN Credit Facility”) are not parties to the Restructuring Support Agreement. LINN Energy and the Consenting Noteholders have engaged in discussions with the LINN Lenders with respect to the terms of the Restructuring with the goal that certain of the LINN Lenders will become parties to the Restructuring Support Agreement in the near term. The restructuring support agreement with the Linn Lenders dated as of May 10, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Bank RSA”) remains in full force and effect. Upon entry into the Restructuring Support Agreement by a certain threshold number of LINN Lenders, the LINN Debtors and the Consenting Noteholders intend for the Restructuring Support Agreement to replace the Bank RSA with respect to the terms of the Restructuring of the LINN Debtors.

Certain principal terms of the Restructuring Support Agreement and the Restructuring contemplated thereby are outlined below:

•	The Plan will provide for the formation of one or more new legal entities, in a to-be-determined form, that will directly or indirectly hold all of the assets of the LINN Debtors. Following the Restructuring, the LINN Debtors will be standalone companies, separate from Berry.

•	The holders of claims under the LINN Credit Facility will receive their pro rata share of a $1.7 billion reserve-based revolving and term loan credit facilities, as described further below (the “New LINN Exit Facility”), and a cash paydown in an amount that has yet to be determined.

•	LINN Energy’s Second Lien Notes will be allowed in the aggregate as a $2 billion unsecured claim (plus accrued and unpaid interest and reasonable and documented fees and expenses), and the holders of the Second Lien Notes will receive their pro rata share of (i) a to-be-determined percentage of new common stock or limited liability company interests in reorganized LINN Energy (the “New Common Stock”); (ii) certain rights to purchase shares of New Common Stock in the Rights Offering, as described below; and (iii) $30 million in cash to the extent such holders vote their Second Lien Notes claims to accept the Plan.

•	The holders of LINN Energy’s Unsecured Notes will receive their pro rata share of (i) a to-be-determined percentage of the New Common Stock; and (ii) certain rights to purchase shares of New Common Stock in the Rights Offering, as described below.

•	The holders of unsecured claims against LINN Energy other than the Unsecured Notes will receive their pro rata share of (i) a to-be-determined percentage of the New Common Stock; and (ii) certain rights to purchase shares of New Common Stock, at the same price per share as in the Rights Offering, to be issued separate from the Rights Offering. Such holders of unsecured claims less than a to-be-determined amount are expected to have the right to elect to receive, in lieu of New Common Stock and rights to purchase shares of New Common Stock, cash in an amount equal to a to-be-determined percentage of such holder’s allowed unsecured claim.

•	Cash recoveries under the Plan will be funded with the proceeds of $530 million from rights offerings (the “Rights Offerings”) of New Common Stock, which will be fully committed to be backstopped by certain of the Consenting Noteholders, as described below.

•	All existing equity interests of the Company and LINN Energy will be extinguished without recovery.

The Restructuring Support agreement contemplates a New LINN Exit Facility consisting of (i) a term loan in the amount of $300 million (the “New LINN Term Loan”) and (ii) a revolving loan in the initial amount of $1.4 billion (the “New LINN Revolving Loan”). The New LINN Term Loan will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the date of emergence from bankruptcy (the “Closing Date”), with interest payable at LIBOR plus 7.50% and amortized principal payments payable quarterly, beginning March 31, 2017. The New LINN Revolving Loan will be composed of two tranches as follows: (a) a conforming tranche with an initial amount of $1.4 billion subject to the borrowing base (the “Conforming Tranche”), and (b) a non-conforming tranche with an initial amount of $0 (the “Non-Conforming Tranche”). The Conforming Tranche will mature on the earlier of (i) June 30, 2021, or (ii) the day prior to the fourth anniversary of the Closing Date, with an interest rate of LIBOR plus 3.50%. The Non-Conforming Tranche will mature on the earlier of (i) December 31, 2020, or (ii) the day prior to the date that is three years and six months after the Closing Date, with an interest rate of LIBOR plus 5.50%. The New LINN Exit Facility will contain a variety of other terms and conditions including annual year-end borrowing base redeterminations beginning April 1, 2018, conditions precedent to funding, financial and other covenants, and certain representations and warranties.

The Plan will provide for the establishment of a customary employee incentive plan at the reorganized Company under which a pool of equity having a value equal to (i) 8% of the equity value of the reorganized LINN Debtors as of the Plan effective date (the “Company Group Emergence Value”) as follows: (A) 2.5% of the Company Group Emergence Value in the form of restricted stock units to be issued at emergence; (B) 1.5% of the Company Group Emergence Value in the form of profits interests that will vest based on time and performance; and (C) the remaining 4% of the Company Group Emergence Value in a form of equity-based awards as determined by the board of directors of the reorganized Company; and (ii) an additional 2.0% of the Company Group Emergence Value, which will be issued at emergence in the form of profits interests that vest once the equity value of the reorganized LINN Debtors (as equitably adjusted for subsequent contributions and distributions) is equal to 1.5 times the Company Group Emergence Value.

The Restructuring Support Agreement obligates the LINN Debtors and the Consenting Noteholders to, among other things, support and not interfere with consummation of the Restructuring and, as to the Consenting Noteholders, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred by March 1, 2017. There can be no assurances that the Restructuring will be consummated.

The foregoing description of the Restructuring Support Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Restructuring Support Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Third Amendment to Bank RSA

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into Bank RSA with certain LINN Lenders (the “Bank RSA Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) the LINN Credit Facility and (ii) Berry’s Second Amended and Restated Credit Agreement, dated as of November 15, 2010 (the “Berry Credit Facility”).

On October 7, 2016, the Debtors and certain of the Consenting Creditors entered into an amendment to the Bank RSA, the Third Amendment to Restructuring Support Agreement (the “Third Amendment”), which extended the date by which the Debtors must file with the Court the Plan (or Plans, if separate), the Plan Solicitation Materials (as defined in the Bank RSA) for the Plan (or Plans, if separate), and the motion or motions to approve the Disclosure Statement (or Disclosure Statements, if separate, and as defined in the Bank RSA) from 149 days to 156 days following the Petition Date. The Third Amendment provides further that the administrative agent for the LINN Credit Facility and the Berry Credit Facility and the Debtors may agree to further extend such preceding deadline to 163 days without the consent of the Required Consenting Creditors (as defined in the Bank RSA).

The foregoing description of the Third Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Third Amendment attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Restructuring Support Agreement, dated as of October 7, 2016, by and among the Linn Debtors and the supporting parties thereto.

10.2	Third Amendment to Restructuring Support Agreement, dated as of October 7, 2016, by and among the Debtors and the supporting parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINNCO, LLC

October 11, 2016	By:	/s/ Candice J. Wells
Candice J. Wells
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Restructuring Support Agreement, dated as of October 7, 2016, by and among the Linn Debtors and the supporting parties thereto.

10.2	Third Amendment to Restructuring Support Agreement, dated as of October 7, 2016, by and among the Debtors and the supporting parties thereto.